EXHIBIT 99.1

Pacific Premier Bancorp, Inc. Second Quarter 2010 Results (Unaudited)

Costa Mesa, Calif., July 22, 2010 -- Pacific Premier Bancorp, Inc.  (NASDAQ: PPBI) (the “Company”), the holding company of Pacific Premier Bank (the “Bank”), reported net income for the second quarter of 2010 of $337,000 or $0.03 per share on a diluted basis, compared with a net loss of $713,000 or $0.15 per share for the second quarter of 2009.

The Company’s pre-tax income totaled $357,000 in the second quarter of 2010, compared with a pre-tax loss of $1.3 million from the same period in the prior year.  The $1.7 million favorable change between quarters was primarily due to:

·	A $1.7 million decrease in the provision for loan losses;

·	A $0.9 million decrease in other-than-temporary impairment (“OTTI”) loss taken on private label securities; and

·	A $0.9 million increase in net interest income due to a higher net interest margin and level of interest earning assets.

Partially offsetting those favorable items were:

·	A $1.6 million loss from the sale of sub-performing and nonperforming loans, compared with no losses on sales in 2009; and

·	A $0.5 million increase in other real estate owned (“OREO”) operations, net, primarily related to current period writedowns and loss on sales of OREO.

For the first six months of 2010, the Company’s net income totaled $0.8 million or $0.07 per share on a diluted basis, compared with a net loss of $176,000 or $0.04 per share in the comparable prior period.

Steven R. Gardner, President and Chief Executive Officer, commented on the results, “We are pleased with our second quarter results and what we have been able to accomplish in the first half of this year given the challenging economic environment in which we operate.  Our net interest margin continues to expand with an increase of 18 basis points during the current quarter to total 3.74%.  The expansion in our net interest margin is primarily associated with a 20 basis point decrease in our average cost of funds.  Importantly, we were able to lower our cost of funds while continuing to capture market share by increasing our deposit base.  Our total deposits increased in the second quarter by $19.1 million, primarily from lower cost transaction accounts which increased by 11.8% or $25.1 million.  During the current quarter, we have also strategically lengthened our liabilities by increasing certificates of deposit with terms greater than one year by $110.7 million while decreasing our certificates of deposit with terms less than one year by $115.6 million.

Mr. Gardner continued, “In an effort to reduce loan concentrations, we sold $22.8 million of mostly non-owner occupied commercial real estate loans over the first half of this year and replaced them with $21.0 million in aggregate principal amount of essentially all owner occupied commercial real estate loans, for which we paid $17.9 million.  Due to our conservative credit standards and assertive strategies to minimizing loan losses, our asset quality figures continue to stand out relative to our peers with the following notable items in the second quarter of 2010:

·	At June 30, 2010, nonperforming assets declined by $6.7 million to 0.48% of total assets and do not include any troubled debt restructurings of commercial real estate loans;

·	Total delinquent loans were 0.39% of total loans at quarter end and benefited from the sale of $5.6 million of delinquent loans; and

·
Our allowance for loan losses grew to 1.66% of total loans from 1.55% at year end, due primarily to a decrease in loans outstanding and, to a lesser extent, from net loan charge-offs, which annualized were 0.48% of average loans.”

Mr. Gardner concluded, “As we close out the second quarter of 2010, we are optimistic about the future.  We are encouraged by the prospect to grow and strengthen our franchise organically as evidenced by our ability to gain market share from our competitors.  Furthermore, we are poised to take advantage of strategic acquisitions of all or parts of other financial institutions due to the strength of our capital and asset quality.  We will continue to carefully analyze each acquisition opportunity in a judicious manner to ensure it is consistent with our strategic plan to increase shareholder value.”

Net Interest Income

Net interest income totaled $6.8 million in the second quarter of 2010, up $0.9 million or 14.2% from the same period in the prior year.  The increase reflected a higher net interest margin of 3.74% in the current quarter, compared with 3.30% in the prior year quarter and a higher level of average interest-earning assets amounting to $732.7 million in the current quarter, compared with $726.3 million in the prior year quarter.  The 44 basis point increase in the current quarter net interest margin reflected the average costs on interest-bearing liabilities decreasing more rapidly than the average yield on interest-earning assets.  The lower cost on our interest-bearing liabilities of 124 basis points resulted from a decline in our cost of deposits of 102 basis points and of borrowings of 50 basis points during the current quarter.  These lower costs were partially offset by a lower yield on our current quarter interest-earning assets primarily associated with a lower yield on investment securities of 244 basis points.  The lower yield on our investment securities was primarily due to the decision to reduce our credit risk exposure in our securities portfolio by selling private label securities with higher credit risk and replacing them with lower yielding, lower credit risk government sponsored enterprise (“GSE”) securities.  These GSE securities also enhanced our regulatory capital as they have a lower asset risk weighting than private label securities.

For the first six months of 2010, net interest income totaled $13.5 million, up $2.2 million or 19.8% from the same period in the prior year.  The increase was associated with higher net interest margin by 50 basis points to 3.65% and higher interest-earning assets, which grew by $25.9 million to $740.7 million.

Provision for Loan Losses

During the second quarter of 2010, the provision for loan losses totaled $0.6 million, a decrease of $1.7 million from the second quarter of 2009.  Net loan charge offs amounted to $0.6 million for the second quarter of 2010, a decrease of $1.0 million from the same period in the prior year.  The current period loan charge offs relate to the continued general economic weakness in the California economy, as reflected in high unemployment figures, sluggish commercial real estate markets and other economic factors, which adversely affect our borrowers, our borrowers’ businesses and the collateral securing our loans.

For the first six months of 2010, the provision for loan losses totaled $1.7 million and net loan charge-offs were $1.4 million.  This compares with a $3.5 million provision for loan losses and net charge-offs of $2.3 million for the same period a year ago.

Noninterest income (loss)

Our noninterest loss increased $0.7 million from $328,000 in the second quarter of 2009 to $1.0 million in the second quarter of 2010.  This unfavorable change between second quarters was primarily due to a $1.6 million loss on the sale of $8.5 million of non-owner and owner occupied commercial real estate loans and multi-family loans in 2010, compared with no sales activity in 2009.  This loss was partially offset by a decrease in net OTTI charges for the second quarter of 2010 of $0.9 million, compared to the same period in the prior year.  The OTTI charges in both quarters were on private label securities we received when we redeemed our shares in certain mutual funds in 2008.

For the first six months of 2010, noninterest loss totaled $1.8 million, compared with income of $302,000 from the same period a year ago.  The $2.1 million unfavorable change was primarily related to a $2.6 million loss on the sale of $11.8 million of essentially all delinquent loans, partially offset by an improvement in OTTI charges of $0.5 million.

Noninterest Expense

Noninterest expense totaled $4.8 million in the second quarter of 2010, up $216,000 or 4.7% from the same period in the prior year.  The increase primarily related to higher costs within OREO operations, net of $0.5 million, due primarily to write downs of $278,000 and losses on sales of $165,000 in the current quarter, compared to no activity in either category in the prior year quarter.  This increase was partially offset by lower FDIC insurance premiums of $224,000.

For the first six months of 2010, noninterest expense totaled $9.1 million, up $0.6 million or 7.1% from the same period in the prior year.  The increase primarily related to higher costs within OREO operations, net of $0.8 million, due primarily to write downs of $0.5 million and losses on sales of $191,000 in the first six months of 2010, compared to no activity in either category in the first six months of 2009.  This increase was partially offset by lower FDIC insurance premiums of $162,000.

Assets and Liabilities

At June 30, 2010, assets totaled $797.2 million, up $8.8 million or 1.1% from June 30, 2009, but down $10.1 million or 1.2% from December 31, 2009.  During the second quarter of 2010, assets increased $29.6 million, primarily due to increases of $43.2 million in investment securities available for sale, partially offset by a decrease of $14.9 million in cash and cash equivalents.

Investment securities available for sale totaled $163.5 million at June 30, 2010, up $81.7 million or 99.9% from the same period in the prior year and up $40.1 million or 32.5% from December 31, 2009.  During the first quarter of 2010, we deployed excess funds earning approximately 25 basis points into investment securities available for sale, primarily GSEs, which increased $43.2 million or 35.9%.  At June 30, 2010, 55 of the private label mortgage backed securities (“MBS”) totaling $5.6 million, with a market value of $3.9 million, were classified as substandard or impaired.  Interest received from these securities is applied against their respective principal balances.  These private label MBS were acquired when we redeemed our shares in certain mutual funds in 2008.

Net loans held for investment totaled $543.0 million at June 30, 2010, a decrease of $52.4 million or 8.8% from June 30, 2009 and $23.6 million or 4.2% from December 31, 2009.  During the second quarter of 2010, loans held for investment increased $5.1 million as loan purchases of $21.0 million and originations of $13.4 million exceeded loan sales of $8.5 million and repayments of $18.9 million.  At June 30, 2010, our allowance for loan losses was $9.2 million, an increase of $2.0 million from June 30, 2009 and $264,000 from December 31, 2009.  The second quarter provision in the allowance for loan losses was essentially equal to net charge-offs of $0.6 million, which charge-offs were down from the $0.8 million recorded in the first quarter of 2010.  The allowance for loan losses as a percent of nonaccrual loans increased to 472.1% at June 30, 2010 from 88.9% at December 31, 2009 and 58.0% at June 30, 2009.  At June 30, 2010, the ratio for allowance for loan losses to total loans was 1.7%, up from 1.5% at December 31, 2009 and 1.2% at June 30, 2009.

Deposits totaled $632.0 million at June 30, 2010, up $82.9 million or 15.1% from June 30, 2009 and up $13.3 million or 2.2% from year-end 2009.  During the second quarter of 2010, deposits increased $19.1 million due primarily to an increase in interest bearing transaction accounts of $24.3 million, partially offset by a reduction in retail certificates of deposit accounts of $4.9 million.  At June 30, 2010, we had a minimal amount of wholesale deposits and no brokered deposits.  At June 30, 2010, the loan to deposit ratio was 87.4%, down from 93.0% at December 31, 2009 and 109.7% at June 30, 2009.

At June 30, 2010, total borrowings amounted to $76.8 million, down $100.0 million or 56.6% from June 30, 2009 and $25.0 million or 24.6% from December 31, 2009.  At June 30, 2010, total borrowings represented 9.6% of total assets and comprised one Federal Home Loan Bank (“FHLB”) term advance outstanding of $38.0 million with a fixed rate of 4.92% that matures in November 2010.

Nonperforming Assets

At June 30, 2010, nonperforming assets totaled $3.8 million or 0.48% of total assets, down from $13.4 million or 1.70% at June 30, 2009 and $13.4 million or 1.66% at December 31, 2009.  During the second quarter of 2010, nonperforming assets declined by $6.7 million or 88 basis points of total assets.  The decline was primarily from sales of loans of $3.8 million and sales of OREO properties of $4.0 million, partially offset by additions to nonperforming loans of $2.6 million.  At June 30, 2010, nonperforming assets consisted of nonaccrual loans of $1.9 million and one commercial land OREO of $1.9 million.

Capital Ratios

At June 30, 2010, our ratio of tangible common equity to total assets was 9.47% with a basic book value per share of $7.52 and diluted book value per share of $6.92.

At June 30, 2010, the Bank exceeded all regulatory capital requirements with a ratio for tier 1 leverage capital of 10.30%, tier 1 risked-based capital of 13.88% and total risk-based capital of 15.13%.  These capital ratios exceeded the “well capitalized” standards defined by the federal banking regulators of 5.00% for tier 1 leverage capital, 6.00% for tier 1 risked-based capital and 10.00%, for total risk-based capital.  At June 30, 2010, the Company had a ratio for tier1 leverage capital of 10.44%, tier 1 risked-based capital of 13.95% and total risk-based capital of 15.20%.

The Company owns all of the capital stock of the Bank.  The Bank provides business and consumer banking products to its customers through our six full-service depository branches in Southern California located in the cities of San Bernardino, Seal Beach, Huntington Beach, Los Alamitos, Costa Mesa and Newport Beach.

FORWARD-LOOKING COMMENTS

The statements contained herein that are not historical facts are forward-looking statements based on management's current expectations and beliefs concerning future developments and their potential effects on the Company.  Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company. There can be no assurance that future developments affecting the Company will be the same as those anticipated by management.  The Company cautions readers that a number of important factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements.  These risks and uncertainties include, but are not limited to, the following:  the strength of the United States economy in general and the strength of the local economies in which we conduct operations; the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; inflation, interest rate, market and monetary fluctuations; the timely development of competitive new products and services and the acceptance of these products and services by new and existing customers; the willingness of users to substitute competitors’ products and services for the Company’s products and services; the impact of changes in financial services policies, laws and regulations; technological changes; the effect of acquisitions that the Company may make, if any, including, without limitation, the failure to achieve the expected revenue growth and/or expense savings from such acquisitions; changes in the level of the Company’s nonperforming assets and charge-offs; oversupply of inventory and continued deterioration in values of California real estate, both residential and commercial; the effect of changes in accounting policies and practices, as may be adopted from time-to-time by bank regulatory agencies, the Securities and Exchange Commission (“SEC”), the Public Company Accounting Oversight Board, the Financial Accounting Standards Board or other accounting standards setters; possible other-than-temporary impairments of securities held by us; the impact of current governmental efforts to restructure the U.S. financial regulatory system; changes in consumer spending, borrowing and savings habits; the effects of the Company’s lack of a diversified loan portfolio, including the risks of geographic and industry concentrations; ability to attract deposits and other sources of liquidity; changes in the financial performance and/or condition of our borrowers; changes in the competitive environment among financial and bank holding companies and other financial service providers; unanticipated regulatory or judicial proceedings; and the Company’s ability to manage the risks involved in the foregoing.

Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the 2009 Annual Report on Form 10-K of Pacific Premier Bancorp, Inc. filed with the SEC and available at the SEC’s Internet site (http://www.sec.gov).

The Company specifically disclaims any obligation to update any factors or to publicly announce the result of revisions to any of the forward-looking statements included herein to reflect future events or developments.

Contact:

Pacific Premier Bancorp, Inc.

Steven R. Gardner
President/CEO
714.431.4000

Kent J. Smith
Senior Vice President/CFO
714.431.4000

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(dollars in thousands, except share data)

	June 30,	December 31,	June 30,
ASSETS	2010	2009	2009
	(Unaudited)	(Audited)	(Unaudited)
Cash and due from banks	$34,645	$59,677	$59,241
Federal funds sold	29	29	30
Cash and cash equivalents	34,674	59,706	59,271
Investment securities available for sale	163,470	123,407	81,779
FHLB stock/Federal Reserve Bank stock, at cost	14,277	14,330	14,330
Loans held for sale, net	-	-	635
Loans held for investment	552,192	575,489	602,597
Allowance for loan losses	(9,169)	(8,905)	(7,158)
Loans held for investment, net	543,023	566,584	595,439
Accrued interest receivable	3,680	3,520	3,814
Other real estate owned	1,860	3,380	1,026
Premises and equipment	8,543	8,713	9,182
Deferred income taxes	10,989	11,465	10,560
Bank owned life insurance	12,195	11,926	11,660
Other assets	4,531	4,292	726
TOTAL ASSETS	$797,242	$807,323	$788,422
LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Deposit accounts:
Noninterest bearing	$38,973	$33,885	$33,713
Interest bearing:
Transaction accounts	198,906	161,872	89,606
Retail certificates of deposit	392,191	417,377	417,301
Wholesale/brokered certificates of deposit	1,973	5,600	8,487
Total deposits	632,043	618,734	549,107
FHLB advances and other borrowings	66,500	91,500	166,500
Subordinated debentures	10,310	10,310	10,310
Accrued expenses and other liabilities	12,885	13,277	4,490
TOTAL LIABILITIES	721,738	733,821	730,407
STOCKHOLDERS’ EQUITY
Preferred Stock, $.01 par value; 1,000,000 shares authorized; no shares outstanding	-	-	-
Common stock, $.01 par value; 15,000,000 shares authorized; 10,033,836 shares at June 30, 2010 and December 31, 2009, and 5,003,451 shares at June 30, 2009 issued and outstanding	100	100	50
Additional paid-in capital	79,917	79,907	64,589
Accumulated deficit	(3,971)	(4,764)	(4,480)
Accumulated other comprehensive loss, net of tax of $379 at June 30, 2010, $1,218 at December 31, 2009, and $1,498 at June 30, 2009	(542)	(1,741)	(2,144)
TOTAL STOCKHOLDERS’ EQUITY	75,504	73,502	58,015
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$797,242	$807,323	$788,422

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands, except per share data)
(unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2010	2009	2010	2009
INTEREST INCOME
Loans	$8,842	$10,055	$17,997	$20,220
Investment securities and other interest-earning assets	1,148	1,240	2,177	2,027
Total interest income	9,990	11,295	20,174	22,247
INTEREST EXPENSE
Interest-bearing deposits:
Interest on transaction accounts	476	310	889	565
Interest on certificates of deposit	1,910	3,027	4,078	6,483
Total interest-bearing deposits	2,386	3,337	4,967	7,048
FHLB advances and other borrowings	685	1,871	1,553	3,732
Subordinated debentures	77	98	152	201
Total interest expense	3,148	5,306	6,672	10,981
NET INTEREST INCOME BEFORE PROVISION FOR LOAN LOSSES	6,842	5,989	13,502	11,266
PROVISION FOR LOAN LOSSES	639	2,374	1,695	3,534
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	6,203	3,615	11,807	7,732
NONINTEREST INCOME
Loan servicing fees	142	126	212	285
Deposit fees	208	211	396	423
Net loss from sales of loans	(1,625)	-	(2,640)	-
Net gain from sales of investment securities	287	303	374	303
Other-than-temporary impairment loss on investment securities, net	(330)	(1,203)	(656)	(1,201)
Other income	280	235	550	492
Total noninterest income (loss)	(1,038)	(328)	(1,764)	302
NONINTEREST EXPENSE
Compensation and benefits	2,052	2,077	4,065	4,086
Premises and occupancy	645	656	1,271	1,314
Data processing and communications	229	173	413	328
Other real estate owned operations, net	537	5	832	(1)
FDIC insurance premiums	334	558	682	844
Legal and audit	264	348	389	480
Marketing expense	208	155	357	344
Office and postage expense	128	89	251	169
Other expense	411	531	870	958
Total noninterest expense	4,808	4,592	9,130	8,522
INCOME (LOSS) BEFORE INCOME TAX (BENEFIT)	357	(1,305)	913	(488)
INCOME TAX (BENEFIT)	20	(592)	120	(312)
NET INCOME (LOSS)	$337	$(713)	$793	$(176)

EARNINGS PER SHARE
Basic	$0.03	$(0.15)	$0.08	$(0.04)
Diluted	$0.03	$(0.15)	$0.07	$(0.04)

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	10,033,836	4,900,154	10,033,836	4,876,655
Diluted	11,059,994	4,900,154	11,040,612	4,876,655

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
STATISTICAL INFORMATION
(dollars in thousands, except per share data)

	For the Three Months Ended		For the Six Months Ended
	June 30, 2010	June 30, 2009	June 30, 2010	June 30, 2009

Profitability and Productivity
Net interest margin	3.74%	3.30%	3.65%	3.15%
Noninterest expense to average total assets	2.48	2.41	2.33	2.27
Efficiency ratio (1)	59.80	85.61	59.25	75.66
Return on average assets	0.17	(0.37)	0.20	(0.05)
Return on average equity	1.81	(4.89)	2.14	(0.61)

Average Balance Sheet
Total assets	$775,651	$761,153	$783,853	$749,590
Loans receivable, net	531,753	606,108	543,365	611,117
Deposits	619,089	520,859	618,057	501,050
FHLB advances and other borrowings	66,852	166,841	74,450	174,723
Subordinated debentures	10,310	10,310	10,310	10,310
Equity	74,544	58,301	74,265	57,947

Asset and liability activity
Loans originated/purchased	$34,426	$1,580	$37,348	$8,581
Repayments	18,879	19,241	34,274	35,936
Loans sold	(8,507)	-	(22,797)	-
Increase (decrease) in loans	5,141	(17,518)	(23,561)	(27,064)
Increase (decrease) in assets	29,598	51,156	(10,081)	48,466
Increase in deposits	19,142	55,757	13,309	91,979
Decrease in borrowings	-	(5,500)	(25,000)	(43,400)

(1) Efficiency ratio excludes other real estate operations, net and gains and losses from sales of loans and investment securities

	June 30, 2010	December 31, 2009	June 30, 2009
Pacific Premier Bank Capital Ratios
Tier 1 leverage ratio	10.30%	9.72%	8.50%
Tier 1 risk-based capital ratio	13.88	13.30	10.68
Total risk-based capital ratio	15.13	14.55	11.87

Pacific Premier Bancorp, Inc. Capital Ratios
Tier 1 leverage ratio	10.44%	9.89%	8.56%
Tier 1 risk-based capital ratio	13.95	13.41	10.67
Total risk-based capital ratio	15.20	14.67	11.85

Share Data
Book value per share (Basic)	$7.52	$7.33	$11.59
Book value per share (Diluted)	6.92	6.75	9.70
Closing stock price	4.19	3.38	5.10

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
STATISTICAL INFORMATION
(dollars in thousands)

	June 30, 2010	December 31, 2009	June 30, 2009

Loan Portfolio
Real estate loans:
Multi-family	$258,021	$278,744	$284,611
Commercial non-owner occupied	136,053	149,577	154,104
One-to-four family (1)	14,243	8,491	8,698
Land	-	-	2,082
Business loans:
Commercial owner occupied (2)	108,465	103,019	107,149
Commercial and industrial	33,743	31,109	41,628
SBA	3,346	3,337	3,842
Other loans	1,869	1,991	1,824
Total gross loans	555,740	576,268	603,938
Less:
Loans held for sale, net	-	-	(635)
Deferred loan origination costs (fees) and premiums (discounts)	(3,548)	(779)	(706)
Allowance for loan losses	(9,169)	(8,905)	(7,158)
Loans held for investment, net	$543,023	$566,584	$595,439

Asset Quality
Nonaccrual loans	$1,942	$10,012	$12,340
Other real estate owned	1,860	3,380	1,026
Nonperforming assets	3,802	13,392	13,366
Allowance for loan losses	9,169	8,905	7,158
Allowance for loan losses as a percent of total nonperforming loans	472.14%	88.94%	58.01%
Nonperforming loans as a percent of gross loans receivable	0.35	1.74	2.05
Nonperforming assets as a percent of total assets	0.48	1.66	1.70
Net loan charge-offs for the quarter ended	$639	$1,402	$1,612
Net loan charge-offs for quarter to average total loans, net	0.48%	0.98%	1.06%
Allowance for loan losses to total loans	1.66	1.55	1.19

Delinquent Loans:
30 - 59 days	$307	$3,976	$464
60 - 89 days	-	52	2,357
90+ days (3)	1,840	5,480	9,399
Total delinquency	$2,147	$9,508	$12,220
Delinquency as a % of total gross loans	0.39%	1.65%	2.02%

(1) Includes second trust deeds
(2) Secured by real estate
(3) All 90 day or greater delinquencies are on nonaccrual status and reported as part of nonperforming assets